Exhibit 3.1

LAMB WESTON HOLDINGS, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Lamb Weston Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Lamb Weston Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 5, 2016.

2. The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3. Effective as of November 8, 2016, the text of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, Lamb Weston Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on November 7, 2016.

LAMB WESTON HOLDINGS, INC.

By:	/s/ Thomas P. Werner
Name:	Thomas P. Werner
Title:	President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LAMB WESTON HOLDINGS, INC.

November 8, 2016

ARTICLE I

NAME

The name of the corporation is Lamb Weston Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is THE PRENTICE-HALL CORPORATION SYSTEM, INC.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is six hundred sixty million (660,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock, par value $1.00 per share, and sixty million (60,000,000) shares of Preferred Stock, par value $1.00 per share.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE V

BYLAW AMENDMENTS

The Board may make, amend, and repeal the Bylaws of the Corporation. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of Directors.

ARTICLE VI

ACTION BY STOCKHOLDERS; MEETINGS OF STOCKHOLDERS

Subject to the rights of the holders of any series of Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of stockholders of the Corporation and may not be taken without a meeting by means of any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board (the “Chairman”), (ii) by the Chief Executive Officer of the Corporation (the “Chief Executive Officer”), or (iii) by the Secretary of the Corporation (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the entire Board.

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

BOARD OF DIRECTORS

Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Corporation will not be less than 7 nor more than 13 and will be fixed from time to time in the manner provided in the Bylaws of the Corporation. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be elected, as provided in the Bylaws of the Corporation, at each annual meeting of stockholders to serve as such until the next annual meeting of stockholders and until their successors are elected and qualified; provided that any Directors that are to be elected by the holders of any series of the Preferred Stock will be so elected in the manner provided in the applicable Preferred Stock Designation. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for a term expiring at the next annual meeting of stockholders and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

ARTICLE VIII

LIMITATION OF LIABILITY

To the full extent permitted by the Delaware General Corporation Law and any other applicable law currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a Director of the Corporation. No repeal or modification of this Article VIII will adversely affect the protection of any Director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a Director of the Corporation occurring prior to the effectiveness of such repeal or modification.

ARTICLE IX

EFFECTS OF BUSINESS COMBINATIONS

The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

ARTICLE X

PROHIBITION OF “GREENMAIL”

Section 1. Any purchase or other acquisition, directly or indirectly, in one or more transactions, by the Company or any Subsidiary (as hereinafter defined) of the Company of any shares of Voting Stock (as hereinafter defined) or any Voting Stock Right (as hereinafter defined) known by the Company to be beneficially owned by any Interested Stockholder (as hereinafter defined) who has purchased or otherwise acquired any such Voting Stock or Voting

Stock Right within two years prior to the date of such purchase or other acquisition from the Company or Subsidiary shall, except as hereinafter expressly provided, require the affirmative vote of at least a majority of all votes entitled to be cast by the holders of the Voting Stock (excluding Voting Stock held by an Interested Stockholder) voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition by the Company or any of its Subsidiaries of Voting Stock or Voting Stock Rights purchased at or below Fair Market Value (as hereinafter defined) or made as part of a tender or exchange offer made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder or in a Public Transaction (as hereinafter defined).

Section 2. For the purposes of this Article X:

(a) An “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(b) The term “Associate” used to indicate a relationship with any person, means (1) any corporation or organization (other than the Company or a Subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(c) A person shall be a “beneficial owner” of any Voting Stock or Voting Stock Right:

(1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(2) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) any right to vote pursuant to any agreement, arrangement or understanding; or

(3) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Company or any of its Subsidiaries.

For the purposes of determining whether a person is an Interested Stockholder, the relevant class of securities outstanding shall be deemed to include all such securities of which such person is deemed to be the “beneficial owner” through application of this subparagraph 3, but shall not include any other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion right, warrants or options, or otherwise, but are not yet issued.

(d) “Fair Market Value” means, for any share of Voting Stock or any Voting Stock Right, the average of the closing sale prices during the 30-day period immediately preceding the repurchase of such Voting Stock or Voting Stock Right, as the case may be, on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such Voting Stock or Voting Stock Right, as the case may be, is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such Voting Stock or Voting Stock Rights, as the case may be, is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such Voting Stock or Voting Stock Right, as the case may be, is listed, or if such Voting Stock or Voting Stock Right, as the case may be, is not listed on any such exchange, the average of the closing bid quotations with respect to a share of such Voting Stock or Voting Stock Right, as the case may be, during the 90-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such Voting Stock or Voting Stock Right, as the case may be, as determined by the Board of Directors in good faith.

(e) “Interested Stockholder” shall mean any person (other than (i) the Company, (ii) any of its Subsidiaries, (iii) any benefit plan or trust of or for the benefit of the Company or any of its Subsidiaries, (iv) any trustee, agent or other representative of any of the foregoing, or (v) any person who beneficially owned more than 3% of any class of Voting Stock on November 8, 2016), who or which:

(1)(a) is the beneficial owner, directly or indirectly, of more than 3% of any class of Voting Stock (or Voting Stock Rights with respect to more than 3% of any such class); or

(2) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 3% of any class of Voting Stock (or Voting Stock Rights with respect to more than 3% of any such class); or

(3) is an assignee of or has otherwise succeeded to any shares of any class of Voting Stock (or Voting Stock Rights with respect to more than 3% of any such class) which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, unless such assignment or succession shall have occurred pursuant to any Public Transaction or a series of transactions including a Public Transaction.

(f) A “person” shall mean any individual, firm, corporation or other entity (including a “group” within the meaning of Section 13(d) of the Exchange Act).

(g) A “Public Transaction” shall mean any (i) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933, or (ii) open market purchases of shares if, in either such case, the price and other terms of sale are not negotiated by the purchaser and seller of the beneficial interest in the shares.

(h) The term “Subsidiary” shall mean any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the happening of a contingency) is at the time owned or controlled directly or indirectly by the Company or one of more Subsidiaries or by the Company and one or more Subsidiaries.

(i) The term “Voting Stock” shall mean stock of all classes and series of the Company entitled to vote generally in the election of directors.

(j) The term “Voting Stock Right” shall mean any security convertible into, and any warrant, option or other right of any kind to acquire beneficial ownership of, any Voting Stock, other than securities issued pursuant to any of the Company’s employee benefit plans.

Section 3. A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article X, including without limitation, (a) whether (i) a person is an Interested Stockholder, (ii) any Voting Stock and Voting Stock Right is beneficially owned by any person; (iii) a person is an Affiliate or Associate of another and (iv) a transaction is a Public Transaction; and (b) the Fair Market Value of any Voting Stock or Voting Stock Right.